WILLIAMSBURG INVESTMENT TRUST
AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDEMENT dated as of the 1st day of December 2014, to the Custody Agreement, dated as of August 1, 1996, as amended December 31, 1997, August 31, 2006, December 13, 2010 and May 23, 2011 (the “Agreement”), is entered into by and between Williamsburg Investment Trust, a Massachusetts business trust (the “Trust”), and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust and the Custodian desire to amend said Agreement; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

The first paragraph of the Agreement is hereby superseded and replaced with the following paragraph:

This AGREEMENT, dated as of August 1, 1996, as amended December 31, 1997, August 31, 2006, December 13, 2010 and May 23, 2011, by and between WILLIAMSBURG INVESTMENT TRUST (the “Trust”), a  business trust organized under the laws of the Commonwealth  of Massachusetts, acting with respect to the FBP Appreciation & Income Fund, the FBP Equity & Dividend Plus Fund, The Government Street Mid-Cap Fund, The Government Street Equity Fund, The Alabama Tax Free Bond Fund, The Jamestown Balanced Fund, The Jamestown Equity Fund, The Jamestown Tax Exempt Virginia Fund, the Davenport Core Fund, the Davenport Value & Income Fund, the Davenport Equity Opportunities Fund, and the Davenport Small Cap Focus Fund (individually, a “Fund” and, collectively, the “Funds”), each of them a series of the Trust and each of them operated and administered by the Trust, and U.S. Bank N.A., a national banking association (the “Custodian”).

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

williamsburg investment trust		u.s. bank, n.a.

By:	/s/ Robert Dorsey	By:	/s/ Michael R. McVoy

Printed Name:	Robert G. Dorsey	Printed Name:	Michael R. McVoy

Title:	Vice President	Title: Senior	Vice President

12/2014